UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNIVAR SOLUTIONS INC.
(Name of Registrant as Specified In Its Charter)

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PRESS RELEASE

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INFORMATION:

Investor Relations

Heather Kos

+1 844-632-1060

IR@univarsolutions.com

Dwayne Roark

+1 331-777-6031

mediarelations@univarsolutions.com

Univar Solutions Changes 2020 Annual Meeting of Stockholders to Virtual Only Format

DOWNERS GROVE, Ill., April 6, 2020 – Univar Solutions Inc. (NYSE: UNVR) (“Univar Solutions” or the “Company”), a global chemical and ingredient distributor and provider of value-added services, today announced that its upcoming 2020 Annual Meeting of Stockholders (“Annual Meeting”) will be held in a virtual only format in light of public health concerns regarding the coronavirus (COVID-19) pandemic. The Annual Meeting will still be held on Thursday, May 7, 2020, at 8:30 a.m. Central Daylight Time.

Stockholders of record as of the close of business on the record date of March 10, 2020 can participate in the Annual Meeting by registering in advance, using the control number included on the proxy card, voting instruction form or notice previously delivered to stockholders (“control number”), at www.proxydocs.com/UNVR prior to the deadline of Tuesday, May 5, 2020, at 5:00 p.m. Eastern Daylight Time. Upon completing the registration, stockholders will receive further instructions by email. Additional information regarding the change of the Annual Meeting to a virtual only format and related matters can be found in the supplemental proxy materials filed by the Company with the Securities and Exchange Commission on April 6, 2020.

Univar Solutions urges stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting.

About Univar Solutions

Univar Solutions (NYSE: UNVR) is a leading global specialty chemical and ingredient distributor representing a premier portfolio from the world’s leading producers. With the industry’s largest private transportation fleet and North American sales force, unparalleled logistics know-how, deep market and regulatory knowledge, world-class formulation and recipe development, and leading digital tools the company is well-positioned to offer tailored solutions and value-added services to a wide range of markets, industries, and applications. Univar Solutions is committed to helping customers and suppliers innovate and grow together. Learn more at www.univarsolutions.com.